Exhibit 99.1

PRESS RELEASE

Par Petroleum Corporation Acquires SEACOR Energy, Inc.

HOUSTON – January 2, 2013 – Par Petroleum Corporation (the “Company”) today announced that it has acquired SEACOR Energy, Inc. (“SEI”), an indirect wholly-owned subsidiary of SEACOR Holdings Inc., for a cash purchase price of approximately $14.0 million plus estimated net working capital of approximately $4.0 million at closing. SEI is a transportation, distribution and trading company that is focused in the crude oil arena. Following the acquisition, SEI, which is headquartered in Houston, Texas, was renamed Texadian Energy, Inc. (“Texadian”).

The purchase price for the acquisition was funded with a combination of cash and additional borrowings under an amendment to the Company’s existing delayed draw term loan facility referred to as the Tranche B Loan. The lenders under the Company’s existing delayed draw term loan are also lenders under the Tranche B Loan. The total commitment of $35 million was drawn at closing, and the Tranche B Loan bears interest at 9.75% and matures on July 1, 2013. The obligations under the Tranche B Loan are secured by a lien on substantially all of the assets of the Company and its subsidiaries, including Texadian, but excluding the Company’s equity interests in Piceance Energy, LLC. In addition to funding a portion of the purchase price, the Tranche B Loan will provide cash collateral for a new $30 million letter of credit facility with Compass Bank that will support Texadian’s crude oil operations.

The fairness, from a financial point of view, of the consideration to be paid by the Company in the acquisition and the pricing of the Tranche B Loan, was opined upon for independent members of the Board of Directors of the Company by its independent financial advisor, Stout Risius Ross, Inc.

“The addition of Texadian’s transportation and trading business is a significant first step in the growth and expansion of our business plan,” said John T. Young, Jr., the Company’s Chief Executive Officer. “We are excited about the addition of the Texadian team and believe that this transaction will be immediately accretive to earnings and cash flow. We expect that the acquisition will pay for itself within two years.”

Peter Coxon, President of Texadian added “We are excited about the opportunity to continue to expand and grow our business as part of the Par Petroleum family. We see Par as an excellent, tax efficient growth vehicle for our business.”

About Par Petroleum Corporation

The Company is a Houston-based company that manages and maintains interests in a wide variety of energy-related assets, including natural gas assets located in the Piceance Basin.

The Company’s primary asset is a 33.34% minority ownership interest in a joint venture entity called Piceance Energy, LLC. The remaining ownership interest is held by Laramie Energy II, LLC, who manages the day-to-day operations of the joint venture. Piceance Energy, LLC was formed and capitalized in August of 2012 when the Company and Laramie Energy II, LLC contributed their respective oil and natural gas assets, surface real estate, and other related assets located in the Piceance Basin geologic province of Colorado to the joint venture entity. These assets are more specifically located within Mesa and Garfield Counties of Colorado and within an approximate 10-mile radius of the heart of the Piceance Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are risks that the Company may be unable to achieve the benefits contemplated in the transactions contemplated by the acquisition of Texadian; risks that not all potential risks and liabilities have been identified in the Company’s due diligence of Texadian and its business; risks that Texadian and its business may not be integrated successfully or that such integration may require a disproportionate amount of management’s attention and the Company’s resources; risks that Texadian and its business may not operate profitably; risks that anticipated cost efficiencies or synergies may not be realized; and risks associated with other potential negative effects from the transaction. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings.

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Contact:

Stonegate Securities, Inc.

(214) 987-4121